Exhibit 99.1
Enterprise Products Partners L.P.
P.O. Box 4324
Houston, TX 77210
(713) 880-6500
Enterprise Reports 22% Increase in Net Income for First Quarter 2006
     Houston, Texas (Tuesday, April 25, 2006) — Enterprise Products Partners L.P. “Enterprise,” (NYSE: “EPD”) today announced its financial results for the three months ended March 31, 2006. The partnership reported a 22% increase in net income for the first quarter of 2006 to a record $134 million, or $0.28 per unit on a fully diluted basis, from $109 million, or $0.25 per unit on a fully diluted basis, in the first quarter of 2005.
     Distributable cash flow for the first quarter of 2006 was $218 million compared to $251 million for the first quarter of 2005, which included $42 million from the proceeds from sale of assets. For the fifth consecutive quarter, the partnership posted distributable cash flow in excess of $210 million. On April 17, 2006, Enterprise’s board of directors approved an increase in the partnership’s quarterly cash distribution rate from $0.4375 per unit to $0.445 per unit with respect to the first quarter of 2006. This represents a 9% increase over the $0.41 per unit rate that was paid with respect to the first quarter of 2005. Distributable cash flow for the first quarter of 2006 provided 1.1 times coverage of the cash distribution to the limited partners. Distributable cash flow is a non-GAAP financial measure that is defined and reconciled later in this press release to its most directly comparable GAAP financial measure, cash provided by operating activities.
     Revenue for the first quarter of 2006 increased 27%, to $3.3 billion compared to $2.6 billion for the first quarter of 2005. Operating income for the first quarter of 2006 increased by 17% to $194 million compared to $165 million for the first quarter of 2005. Gross operating margin increased by 14% to a record $313 million for the first quarter of 2006 from $275 million for the same quarter in 2005. Earnings before interest, taxes, depreciation and amortization (“EBITDA”) for the first quarter of 2006 increased by 13% to a record $301 million from $266 million for the first quarter of 2005. Gross operating margin and EBITDA are non-GAAP financial measures that are defined and reconciled, later in this press release, to their most directly comparable GAAP financial measure.
     “Enterprise delivered a record quarter to begin 2006 with strong contributions from our NGL pipelines and services, onshore natural gas pipelines and storage and petrochemical services segments,” said Robert G. Phillips, President and Chief Executive Officer of Enterprise. “While our offshore assets and some of our Gulf Coast plants continued to be impacted during the quarter by reduced throughput from last year’s hurricanes, many of Enterprise’s onshore assets benefited from higher volumes and stronger margins.”
     “Our NGL pipeline business continued to be a solid contributor during the quarter due to record export volume, increased storage activity and our increased ownership interest in the Dixie pipeline. We were also pleased with the performance of our onshore natural gas pipeline business which reported a 22% increase in gross operating margin from the first quarter of 2005 on stronger transportation fees and higher volumes attributable to increased drilling activity in the basins in which we operate. Highlighting that sector’s gross operating margin increase: the Texas intrastate pipeline system was up 22%, the San Juan gathering system was up 13% and the Permian Basin gathering systems were up 36% compared to the first quarter of last year,” continued Phillips.
     “I am also pleased to report that we continue to make substantial progress on our organic growth projects. The Constitution oil and gas pipelines were completed and placed in service ahead of schedule during the first quarter. The San Juan optimization project and the 15,000 barrel per day expansion of the partnership’s NGL fractionator in Mont Belvieu were also completed since the first of the year. The Independence Hub and Trail project was expanded to one billion cubic feet per day during the quarter due to additional offshore discoveries in the eastern Gulf of Mexico and the project is on budget and on schedule with an expected in service date in the first quarter of 2007. In addition, we announced long-term agreements to construct new processing plants in the fast growing Jonah/Pinedale fields and Piceance basin that extend Enterprise’s integrated NGL value chain in the Rocky Mountains. We also announced the expansion of our propylene splitter at the Mont Belvieu complex to support increased demand for these services from our petrochemical customers. These projects comprise the bulk of our capital budget for 2006 and provide visibility to earnings growth for our partnership and should support future distribution increases,” concluded Phillips.
Review of Segment Performance
     NGL Pipelines & Services — Gross operating margin for this segment increased by 12% to $171 million in the first quarter of 2006 from $153 million in the same quarter in 2005.
     This increase was primarily due to the partnership’s NGL pipeline and storage business, which had a 35% increase in gross operating margin to $70 million in the first quarter of 2006 compared to $52 million for the same quarter of 2005. The increase was largely attributable to record volumes through our NGL export terminal on the Houston Ship Channel; increased volume on the Lou-Tex NGL pipeline; higher volumes and fees at our NGL storage facilities including the assets acquired from Ferrellgas in 2005; and consolidating the Dixie pipeline for a full quarter as a result of our acquiring additional interests in the pipeline company during the first quarter of 2005. Pipeline volumes for the first quarter of 2006 were 1,421,000 barrels per day (“BPD”) compared to 1,410,000 BPD in the first quarter of 2005.
     Enterprise’s natural gas processing and related marketing business recorded gross operating margin of $85 million in the first quarter of 2006 compared to $84 million in the first quarter of 2005. Equity NGL production for the first quarter of 2006 was 58,000 BPD compared to 85,000 BPD in the first quarter of last year. Fee-based natural gas processing volumes decreased to 1.8 billion cubic feet per day (“Bcfd”) from 2.0 Bcfd in the first quarter of 2005. The decrease in volumes was primarily due to the lingering effects of the hurricanes on offshore production. Gross operating margin for the first quarter of 2006 included a $4 million recovery from business interruption insurance related to Hurricane Ivan.
     Gross operating margin from the NGL fractionation business decreased slightly to $16 million for the first quarter of 2006 from $18 million in the first quarter of 2005. NGL fractionation volumes decreased by 83,000 BPD to 255,000 BPD principally as a result of our Norco, Louisiana facility being idle for most of the first quarter of 2006 as a result of a decrease in NGL volumes available for fractionation due to the effects of Hurricanes Katrina and Rita. The decline in gross operating margin was attributable to this decrease in volumes which more than offset the benefit from a $4 million recovery from business interruption insurance with respect to Hurricane Ivan.
     Enterprise’s Norco facility returned to service at the end of March. Thus far in the second quarter of 2006, our Louisiana fractionators have been operating at approximately 166,000 BPD of aggregate gross production which exceeds pre-storm levels by 20%, or 28,000 BPD.
     Onshore Natural Gas Pipelines & Services — Enterprise’s onshore natural gas pipeline and storage business reported strong performance from all of its major assets. Gross operating margin in the first quarter of 2006 increased by 22% to $97 million from $79 million in the first quarter of 2005. Enterprise’s Texas Intrastate pipelines experienced a 5% increase in volumes to 3.5 trillion British thermal units per day (“TBtud”) on continued drilling in the Barnett Shale and in South Texas. The San Juan basin gathering system completed a record 109 new well connects during the first quarter and benefited from higher margins on its percentage of index gathering agreements. The Permian basin gathering and Acadian pipeline systems each turned in a strong quarter based on higher volumes. Total onshore natural gas pipeline volumes increased to approximately 6.1 TBtud during the first quarter of 2006 compared to 5.7 TBtud for the same quarter of 2005.
     Offshore Pipelines & Services — Gross operating margin for the Offshore Pipelines & Services segment was $17 million in the first quarter of 2006 compared to $23 million in the first quarter of 2005. Gross operating margin for the first quarter of 2006 included a $2 million recovery on business interruption insurance related to Hurricane Ivan. Offshore natural gas pipeline volumes were down 20% to 1.5 TBtud and offshore crude oil transportation volumes were down 10% to 113,000 BPD as a result of the effects of Hurricanes Katrina and Rita. Importantly, the Constitution oil and gas pipelines were placed in service in February and are currently transporting approximately 30,000 BPD and 35 billion British thermal units per day. Additionally, the Phoenix gas gathering system, which had been shut in since last year due to damage on a downstream pipeline, was returned to service in April and should return to pre-storm volume levels in the second quarter 2006.

     Petrochemical Services — Gross operating margin in the first quarter of 2006 increased 42% to $28 million compared to $19 million for the same quarter of 2005.
     The partnership’s propylene fractionation and pipeline business earned $21 million of gross operating margin in the first quarter of 2006 versus $15 million in the first quarter of 2005, an increase of $6 million or 38%. Enterprise’s butane isomerization business reported a 34% increase in gross operating margin to $18 million in the first quarter of the current year compared to $14 million in the first quarter of 2005 as a result of a 27% increase in volume.
     Enterprise’s octane enhancement facility was idle for most of the first quarter of 2006 for its annual turnaround and maintenance program, which is typically scheduled during quarters when demand for motor gasoline and additives is not at peak levels. This business recorded a loss in gross operating margin of approximately $11 million compared to a loss of $9 million for the first quarter of 2005.
     Capitalization — Total debt outstanding at March 31, 2006 was approximately $4.4 billion. The partnership’s debt to total capitalization decreased from 45.5% at the end of 2005 to 41.6% on March 31, 2006. Total capital spending in the first quarter of 2006 was $305 million, which includes $30 million of sustaining capital expenditures. At the end of the first quarter of 2006, Enterprise had total liquidity of approximately $1.2 billion, which includes availability under the partnership’s $1.25 billion credit facility and unrestricted cash.
Use of Non-GAAP Financial Measures
     This press release and the accompanying schedules include the non-generally accepted accounting principle (“non-GAAP”) financial measures of gross operating margin, EBITDA and distributable cash flow. The accompanying schedules provide reconciliations of these non-GAAP financial measures to their most directly comparable financial measure calculated and presented in accordance with accounting principles generally accepted in the United States of America (“GAAP”). Our non-GAAP financial measures should not be considered as alternatives to GAAP measures such as net income, operating income, cash flow from operating activities or any other GAAP measure of liquidity or financial performance.
     Gross operating margin. We evaluate segment performance based on the non-GAAP financial measure of gross operating margin. Gross operating margin (either in total or by individual segment) is an important performance measure of the core profitability of our operations. This measure forms the basis of our internal financial reporting and is used by senior management in deciding how to allocate capital resources among business segments. We believe that investors benefit from having access to the same financial measures that our management uses in evaluating segment results. The GAAP measure most directly comparable to total segment gross operating margin is operating income.
     We define total segment gross operating margin as operating income before: (1) depreciation, amortization and accretion expense; (2) operating lease expenses for which we do not have the payment obligation; (3) gains and losses on the sale of assets; and (4) general and administrative expenses. Gross operating margin is exclusive of other income and expense transactions, provision for income taxes, minority interest, cumulative effect of changes in accounting principles and extraordinary charges. Gross operating margin by segment is calculated by subtracting segment operating costs and expenses (net of the adjustments noted above) from segment revenues, with both segment totals before the elimination of intercompany transactions. In accordance with GAAP, intercompany accounts and transactions are eliminated in consolidation. Our non-GAAP financial measure of total segment gross operating margin should not be considered as an alternative to GAAP operating income.
     We include earnings from equity method unconsolidated affiliates in our measurement of segment gross operating margin. Our equity investments with industry partners are a vital component of our business strategy. They are a means by which we conduct our operations to align our interests with those of our customers, which may be a supplier of raw materials or a consumer of finished products. This method of operation also enables us to achieve favorable economies of scale relative to the level of investment and business risk assumed versus what we could accomplish on a stand-alone basis. Many of these businesses perform supporting or complementary roles to our other business operations. As circumstances dictate, we may increase our ownership interest in equity investments, which could result in their subsequent consolidation into our operations.

     EBITDA. We define EBITDA as net income or loss plus interest expense, provision for income taxes and depreciation and amortization expense. EBITDA is commonly used as a supplemental financial measure by management and by external users of financial statements, such as investors, commercial banks, research analysts and rating agencies, to assess: (1) the financial performance of our assets without regard to financing methods, capital structures or historical cost basis; (2) the ability of our assets to generate cash sufficient to pay interest cost and support our indebtedness; (3) our operating performance and return on capital as compared to those of other companies in the midstream energy industry, without regard to financing and capital structure; and (4) the viability of projects and the overall rates of return on alternative investment opportunities. Because EBITDA excludes some, but not all, items that affect net income or loss and because these measures may vary among other companies, the EBITDA data presented in this press release may not be comparable to similarly titled measures of other companies. The GAAP measure most directly comparable to EBITDA is cash flow from operating activities.
     Distributable cash flow. We define distributable cash flow as net income or loss plus: (1) depreciation, amortization and accretion expense; (2) operating lease expenses for which we do not have the payment obligation; (3) cash distributions received from unconsolidated affiliates less equity in the earnings of such unconsolidated affiliates; (4) the subtraction of sustaining capital expenditures; (5) the addition of losses or subtraction of gains relating to the sale of assets; (6) cash proceeds from the sale of assets or return of investment from unconsolidated affiliates; (7) gains or losses on monetization of financial instruments recorded in accumulated other comprehensive income less related amortization of such amount to earnings; (8) transition support payments received from El Paso Corporation related to the GulfTerra merger and (9) the addition of losses or subtraction of gains relating to other miscellaneous non-cash amounts affecting net income for the period. Sustaining capital expenditures are capital expenditures (as defined by GAAP) resulting from improvements to and major renewals of existing assets. Distributable cash flow is a significant liquidity metric used by our senior management to compare basic cash flows generated by us to the cash distributions we expect to pay our partners. Using this metric, our management can quickly compute the coverage ratio of estimated cash flows to planned cash distributions.
     Distributable cash flow is also an important non-GAAP financial measure for our limited partners since it serves as an indicator of our success in providing a cash return on investment. Specifically, this financial measure indicates to investors whether or not we are generating cash flows at a level that can sustain or support an increase in our quarterly cash distributions. Distributable cash flow is also a quantitative standard used by the investment community with respect to publicly-traded partnerships because the value of a partnership unit is in part measured by its yield (which in turn is based on the amount of cash distributions a partnership can pay to a unitholder). The GAAP measure most directly comparable to distributable cash flow is cash flows from operating activities.
Company Information and Use of Forward Looking Statements
     Enterprise Products Partners L.P. is one of the largest publicly traded energy partnerships with an enterprise value of approximately $15 billion, and is a leading North American provider of midstream energy services to producers and consumers of natural gas, NGLs and crude oil. Enterprise transports natural gas, NGLs, crude oil and petrochemical products through 32,776 miles of onshore and offshore pipelines and is an industry leader in the development of midstream infrastructure in the deepwater trend of the Gulf of Mexico. Services include natural gas transportation, gathering, processing and storage; NGL fractionation (or separation), transportation, storage, and import and export terminaling; crude oil transportation and offshore production platform services. For more information, visit Enterprise on the web at www.epplp.com. Enterprise Products Partners L.P. is managed by its general partner, Enterprise Products GP LLC, which is wholly-owned by Enterprise GP Holdings L.P. (NYSE: EPE). For more information on Enterprise GP Holdings L.P., visit its website at www.enterprisegp.com.
     Today, Enterprise will host a conference call to discuss first quarter earnings. The call will be broadcast live over the Internet at 9:00 a.m. Central Time and may be accessed by visiting the company’s website at www.epplp.com.
     This press release contains various forward-looking statements and information that are based on Enterprise’s beliefs and those of its general partner, as well as assumptions made by and information currently available to Enterprise. When used in this press release, words such as “anticipate,” “project,” “expect,” “plan,” “goal,” “forecast,” “intend,” “could,” “believe,” “may,” and similar expressions and statements regarding the plans and objectives of Enterprise for future operations, are intended to identify forward-looking statements. Although Enterprise and its general partner believe that such expectations reflected in such forward-looking statements are reasonable, neither Enterprise nor its general partner can give assurances that such expectations will prove to be correct. Such statements are subject to a variety of risks, uncertainties and assumptions. If one or more of these risks or uncertainties materialize, or if underlying assumptions prove incorrect, Enterprise’s actual results may vary materially from those Enterprise anticipated, estimated, projected or expected. Among the key risk factors that may have a direct bearing on Enterprise’s results of operations and financial condition are:
•	fluctuations in oil, natural gas and NGL prices and production due to weather and other natural and economic forces;

•	the effects of our debt level on its future financial and operating flexibility;

•	a reduction in demand for our products by the petrochemical, refining or heating industries;

•	a decline in the volumes of NGLs delivered by our facilities;

•	the failure of its credit risk management efforts to adequately protect us against customer non-payment;

•	terrorist attacks aimed at our facilities; and,

•	the failure to successfully integrate our operations with any companies that we may acquire in the future, if any.
     Enterprise has no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.
     Contact: Randy Burkhalter, Director of Investor Relations, Enterprise Products Partners L.P. (713) 880-6812, www.epplp.com
###

Enterprise Products Partners L.P.	Exhibit A
Condensed Statements of Consolidated Operations — UNAUDITED
For the Three Months Ended March 31, 2006 and 2005

($ in 000s, except per unit amounts)

	For the Three Months
	Ended March 31,
	2006	2005
Revenue	$3,250,074	$2,555,522
Costs and Expenses:
Operating costs and expenses	3,046,863	2,383,644
General and administrative	13,740	14,693

Total Costs and Expenses	3,060,603	2,398,337

Equity in income of unconsolidated affiliates	4,029	8,279

Operating Income	193,500	165,464
Other Income (Expense):
Interest expense	(58,077)	(53,413)
Other, net	1,969	919

Total Other Income (Expense)	(56,108)	(52,494)

Income before provision for taxes, cumulative effect of change in accounting principle and minority interest	137,392	112,970
Provision for taxes	(2,892)	(1,769)

Income before minority interest and change in accounting principle	134,500	111,201
Minority interest	(2,198)	(1,945)

Income before change in accounting principle	132,302	109,256
Cumulative effect of change in accounting principle	1,475

Net Income	$133,777	$109,256

Allocation of Net Income to:
Limited partners	$112,369	$93,723
General partner	$21,408	$15,533
Per Unit data (Fully Diluted):
Net income per unit	$0.28	$0.25
Average LP Units Outstanding (000s)	396,296	374,206
Other Financial data:
Net cash provided by operating activities	$494,276	$164,246
Net cash used in investing activities	$348,645	$349,193
Net cash provided by (used in) financing activities	$(152,738)	$218,121
Distributable cash flow	$217,884	$251,443
EBITDA	$301,063	$266,325
Depreciation, amortization and accretion	$106,567	$101,410
Distributions received from unconsolidated affiliates	$8,253	$21,838
Sustaining capital expenditures	$30,010	$15,550
Total capital expenditures	$266,518	$166,288
Cash used for business combinations and asset acquisitions, net of cash received	$38,100	$150,478
Investments in unconsolidated affiliates	$7,979	$80,569
Total debt principal outstanding at end of period	$4,456,068	$4,188,719

Enterprise Products Partners L.P.	Exhibit B
Condensed Operating Data — UNAUDITED
For the Three Months Ended March 31, 2006 and 2005

($ in 000s)

	For the Three Months
	Ended March 31,
	2006	2005
Gross Operating Margin by Segment ($000s):
NGL Pipelines & Services	$170,950	$153,304
Onshore Natural Gas Pipelines & Services	96,803	79,358
Offshore Pipelines & Services	17,252	23,224
Petrochemical Services	27,518	19,328

Total non-GAAP gross operating margin	$312,523	$275,214
Adjustments to reconcile non-GAAP gross operating margin to GAAP operating income:
Depreciation, amortization and accretion in operating costs and expenses	(104,816)	(99,965)
Operating lease expense paid by EPCO in operating costs and expenses	(528)	(528)
Gain on sale of assets in operating costs and expenses	61	5,436
General and administrative expenses	(13,740)	(14,693)

Operating income per GAAP	$193,500	$165,464

Selected Volumetric Operating Data:
NGL Pipelines & Services, net:
NGL transportation volumes (MBPD)	1,421	1,410
NGL fractionation volumes (MBPD)	255	338
Equity NGL production (MBPD) (1)	58	85
Fee-based natural gas processing (MMcf/d)	1,807	2,018
Onshore Natural Gas Pipelines & Services, net:
Natural gas transportation volumes (BBtu/d)	6,052	5,746
Offshore Pipelines & Services, net:
Natural gas transportation volumes (BBtu/d)	1,476	1,851
Crude oil transportation volumes (MBPD)	113	126
Platform gas treating (Mcf/d)	157	316
Platform oil treating (MBPD)	7	8
Petrochemical Services, net:
Butane isomerization volumes (MBPD)	84	66
Propylene fractionation volumes (MBPD)	52	54
Octane additive production volumes (MBPD)		4
Petrochemical transportation volumes (MBPD)	63	74
Total, net:
NGL, crude oil and petrochemical transportation volumes (MBPD)	1,597	1,610
Natural gas transportation volumes (BBtu/d)	7,528	7,597
Equivalent transportation volumes (MBPD) (2)	3,578	3,609

(1)	Volumes for the first quarter of 2005 have been revised to incorporate refined asset-level definitions of equity NGL production volumes.

(2)	Reflects equivalent energy volumes where 3.8 MMBtus of natural gas are equivalent to one barrel of NGLs.

Enterprise Products Partners L.P.	Exhibit C
Reconciliation of Unaudited GAAP Financial Measures to Our Non-GAAP Financial Measures
Distributable Cash Flow
For the Three Months Ended March 31, 2006 and 2005

($ in 000s)

	For the Three Months
	Ended March 31,
	2006	2005
Reconciliation of Non-GAAP “Distributable Cash Flow” to GAAP “Net Income” and GAAP “Cash provided by operating activities”
Net income	$133,777	$109,256
Adjustments to derive Distributable Cash Flow:
(add or subtract as indicated by sign of number):
Amortization in interest expense	250	(477)
Depreciation, amortization and accretion in costs and expenses	106,317	101,887
Operating lease expense paid by EPCO	528	528
Deferred income tax expense	1,487	1,802
Amortization of net gain from forward-starting interest rate swaps	(925)	(886)
Cumulative effect of change in accounting principle	(1,475)
Equity in income of unconsolidated affiliates	(4,029)	(8,279)
Distributions received from unconsolidated affiliates	8,253	21,838
Gain on sale of assets	(61)	(5,436)
Proceeds from sale of assets	75	42,158
Sustaining capital expenditures	(30,010)	(15,550)
Changes in fair market value of financial instruments	(53)	102
El Paso transition support payments	3,750	4,500

Distributable Cash Flow	217,884	251,443
Adjustments to Distributable Cash Flow to derive Cash Provided by Operating Activities (add or subtract as indicated by sign of number):
Amortization of net gain from forward-starting interest rate swaps	925	886
Proceeds from sale of assets	(75)	(42,158)
Sustaining capital expenditures	30,010	15,550
El Paso transition support payments	(3,750)	(4,500)
Minority interest in total	2,198	1,945
Net effect of changes in operating accounts	247,084	(58,920)

Cash provided by operating activities	$494,276	$164,246

Enterprise Products Partners L.P.	Exhibit D
Reconciliation of Unaudited GAAP Financial Measures to Our Non-GAAP Financial Measures
EBITDA
For the Three Months Ended March 31, 2006 and 2005

($ in 000s)

	For the Three Months
	Ended March 31,
	2006	2005
Reconciliation of Non-GAAP “EBITDA” to GAAP “Net Income” and GAAP “Cash provided by operating activities”
Net income	$133,777	$109,256
Additions to net income to derive EBITDA:
Interest expense (including related amortization)	58,077	53,413
Provision for taxes	2,892	1,769
Depreciation, amortization and accretion in costs and expenses	106,317	101,887

EBITDA	301,063	266,325
Adjustments to EBITDA to derive cash provided by operating activities (add or subtract as indicated by sign of number):
Interest expense	(58,077)	(53,413)
Provision for income taxes	(2,892)	(1,769)
Cumulative effect of change in accounting principle	(1,475)
Equity in income of unconsolidated affiliates	(4,029)	(8,279)
Amortization in interest expense	250	(477)
Deferred income tax expense	1,487	1,802
Distributions received from unconsolidated affiliates	8,253	21,838
Operating lease expense paid by EPCO	528	528
Minority interest	2,198	1,945
Gain on sale of assets	(61)	(5,436)
Changes in fair market value of financial instruments	(53)	102
Net effect of changes in operating accounts	247,084	(58,920)

Cash provided by operating activities	$494,276	$164,246